UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
The J. M. Smucker Company

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-0538550

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Strawberry Lane Orrville, Ohio	44667-0280

(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Rights to Purchase Preferred Shares	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	Not Applicable

(If applicable)
Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered
     On May 20, 2009, the Directors of The J. M. Smucker Company (the “Company”) declared a dividend distribution of one right for each common share, without par value (the “Common Shares”), of the Company outstanding at the close of business on June 2, 2009 (the “Record Date”), pursuant to the terms of a Rights Agreement, dated as of May 20, 2009 (as it may be amended from time to time, the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as rights agent. The Rights Agreement also provides, subject to specified exceptions and limitations, that Common Shares issued or delivered from the Company’s treasury after the Record Date will be entitled to and accompanied by rights.
     The rights are in all respects subject to and governed by the provisions of the Rights Agreement, a copy of which is filed as Exhibit 4.1 hereto and incorporated herein by this reference.
Item 2. Exhibits

Number	Description

4.1	Rights Agreement, dated as of May 20, 2009, by and between the Company and Computershare Trust Company, N.A., as rights agent

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE J. M. SMUCKER COMPANY
By:	/s/ M. Ann Harlan
	Name:	M. Ann Harlan
	Title:	Vice President and General Counsel

Date: May 20, 2009

EXHIBIT INDEX

Number	Description

4.1	Rights Agreement, dated as of May 20, 2009, by and between the Company and Computershare Trust Company, N.A., as rights agent